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                                                                    EXHIBIT 4.38

SHAREHOLDERS' AGREEMENT


between:


THE INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED


and


KHUMO BATHONG HOLDINGS (PROPRIETARY) LIMITED


and


CROWN CONSOLIDATED GOLD RECOVERIES LIMITED


and


CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED


and


DURBAN ROODEPOORT DEEP, LIMITED

                                                           BOWMAN GILFILLAN INC.
                                                     9th Floor, Twin Towers West
                                                                    Sandton City
                                                                   Sandton, 2146
                                                      Telephone : (011) 881 9800
                                                            Fax : (011) 883 4505

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                                TABLE OF CONTENTS

1.  INTERPRETATION........................................................3
2.  CONDITION PRECEDENT..................................................11
3.  COMPANY BUSINESS.....................................................11
4.  CORPORATE REQUIREMENTS...............................................11
5.  DIVIDEND POLICY......................................................12
6.  CAPITAL AND FURTHER FINANCE..........................................13
7.  WAREHOUSING ARRANGEMENT..............................................15
8.  OBLIGATIONS OWED TO DRD..............................................20
9.  OBLIGATIONS OWED BY DRD..............................................21
10. DIRECTORS AND MANAGEMENT.............................................21
11. RESERVED MATTERS.....................................................23
12. FINANCIAL MATTERS....................................................26
13. INFORMATION AND REPORTING............................................27
14. CONFIDENTIALITY......................................................28
15. REGULATORY MATTERS...................................................30
16. TRANSFER OF SHARES...................................................31
17. FURTHER ASSURANCES...................................................37
18. ANNOUNCEMENTS........................................................37
19. ENTIRE AGREEMENT.....................................................38
20. CONFLICT WITH MEMORANDUM AND ARTICLES................................38
21. DURATION.............................................................39
22. NOTICES..............................................................40
23. ARBITRATION..........................................................42
24. GENERAL..............................................................43

SCHEDULES

1.   SCHEDULE 1: DEFINITION OF "IRR"
2.   SCHEDULE 2: BASIS OF INTEREST COVER
3.   SCHEDULE 3: PROPOSED BUSINESS PLAN

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WHEREAS:

A. The IDC and KBH are desirous of purchasing 57% (fifty seven per cent) and 3% (three per cent), respectively, of the issued share capital of the Company and CCGR is desirous of selling 57% (fifty seven per cent) of the issued share capital of the Company to the IDC and 3% (three per cent) of the issued share capital of the Company to KBH, in terms of the Share Purchase Agreement. CCGR intends retaining 40% (forty per cent) of the issued share capital of the Company upon completion of the Share Purchase Agreement.

B. The Parties are entering into this Agreement in order to establish the manner in which the Company is to be managed and to set out the terms governing the relationship of the IDC, KBH and CCGR as shareholders in the Company.

IT IS AGREED AS FOLLOWS:

1.    INTERPRETATION

1.1      DEFINITIONS

         For the purposes of this Agreement, and the preamble, unless the context requires otherwise, the words and expressions set out below shall have the meanings assigned to them, namely:

1.1.1    "this Agreement"             means this shareholders' agreement and all
                                      its Schedules;

1.1.2    "Affiliate"                  means with respect to any person, any
                                      other person directly or indirectly
                                      holding at least 30% (thirty per cent) of the ordinary issued share capital of that person;

1.1.3    "Board"                      means the board of Directors or any duly

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                                      appointed committee thereof from time to
                                      time;

1.1.4    "Budget"                     means a budget for the Company for a
                                      particular Financial Year in a format
                                      approved from time to time by the Board;

1.1.5    "Business Day"               means any day other than a Saturday,
                                      Sunday or statutory holiday in South
                                      Africa;

1.1.6    "Business Plan"              means an ongoing business plan for the
                                      Company commencing with the Initial
                                      Business Plan, including the business
                                      plans of the Company drawn by the
                                      Directors for the succeeding Financial
                                      Years;

1.1.7    "CCGR"                       means Crown Consolidated Gold Recoveries
                                      Limited, a company registered in
                                      accordance with the laws of South Africa under Registration Number 1997/007865/06;

1.1.8    "CCGR Directors"             means the Directors appointed by CCGR from
                                      time to time;

1.1.9    "CCGR Loan"                  means all the non-interest bearing loans
                                      made by the Company to DRD and thus owing by DRD to the Company as at the Completion
                                      Date;

1.1.10   "CCGR's Shares"              means the 40 (forty) Shares, constituting
                                      40% (forty per cent) of the issued share capital of the Company, held by CCGR as at the Completion Date, together with any other Shares held by CCGR from time to time;

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1.1.11   "Cession Agreement"          means the cession agreement as defined in
                                      the Share Purchase Agreement;

1.1.12   "Chairman"                   means the chairman from time to time of
                                      the Board;

1.1.13   "Companies Act"              means the Companies Act, 1973, as amended;

1.1.14   "the Company"                means Crown Gold Recoveries (Proprietary)
                                      Limited, a company registered in
                                      accordance with the laws of South Africa under Registration Number 1988/005115/07;

1.1.15   "Completion Date"            means the date on which the condition
                                      precedent referred to in clause 2.1 is
                                      fulfilled;

1.1.16   "Directors"                  means directors of the Company from time
                                      to time;

1.1.17   "DRD"                        means Durban Roodepoort Deep, Limited, a
                                      company registered in accordance with the laws of South Africa under Registration
                                      Number 1895/000926/06;

1.1.18   "DRD Loan"                   means the unsecured loan note, which as at
                                      the Signature Date has a face value of R37
                                      716 875 (thirty seven million seven
                                      hundred and sixteen thousand and eight
                                      hundred and seventy five Rand), which was issued by the Company to CCGR (evidencing the indebtedness of the Company to CCGR) and ceded to DRD and bears interest at the Prime Rate plus 25% (twenty five per cent) of the Prime Rate;

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1.1.19   "Executive Directors"        means any of the Directors who are
                                      employed by the Company or seconded to the Company, as the case may be, in a managerial capacity;

1.1.20   "Existing GNB"               means the general notarial covering bond
                                      registered on 13 September 1999 under
                                      registration number BN25326/1999 by the
                                      Company in favour of the IDC in the amount of R25 000 000 (twenty five million Rand) over the assets of the Company;

1.1.21   "Fair Price"                 means the open market value of the
                                      relevant Shares between a willing seller and a willing third party buyer at the date of the Transfer Notice (as defined in clause 16.6) without any premium or discount by reference to the percentage of the Shares being sold or transferred;

1.1.22   "Financial Year"             means a financial period of the Company
                                      (commencing, other than in the case of its initial financing period, on 1 July and ending on 30 June of each year);

1.1.23   "the IDC"                    means The Industrial Development
                                      Corporation of South Africa Limited, a
                                      company registered in accordance with the company laws of South Africa under Registration Number 1940/014201/06;

1.1.24   "IDC Directors"              means the Directors appointed by the IDC
                                      from time to time;

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1.1.25   "IDC Investment"             means the IDC Shares and the IDC Loan from
                                      time to time;

1.1.26   "IDC Loan"                   means the IDC's shareholder loan against
                                      the Company as set out in clause 6.3.1;

1.1.27   "IDC Shares"                 means the 57 (fifty seven) Shares,
                                      constituting 57% (fifty seven per cent) of the issued share capital of the Company, held by the IDC as at the Completion Date, together with any other Shares held by the IDC from time to time;

1.1.28   "Initial Business Plan"      means the proposed business plan attached
                                      to this Agreement as Schedule 3;

1.1.29   "IRR"                        means the real after tax internal rate of
                                      return calculated in accordance with the methodology contained in Schedule 1 to this Agreement;

1.1.30   "IRR Certificate"            means the certificate furnished by the IDC
                                      to the other Parties in terms of clause
                                      7.3.3.6;

1.1.31   "KBH"                        means Khumo Bathong Holdings (Proprietary)
                                      Limited, a company registered in
                                      accordance with the laws of South Africa under Registration Number 1998/007564/07;

1.1.32   "KBH Directors"              means the Directors appointed by KBH from
                                      time to time;

1.1.33   "KBH Shares"                 means the 3 (three) Shares, constituting
                                      3% (three per cent) of the issued share
                                      capital of the Company, held by KBH as at the

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                                      Completion Date together with any other
                                      Shares held by KBH from time to time;

1.1.34   "Loan Account"               in relation to a Shareholder, means its
                                      loan account for shareholder loans made to the Company by it and by any company which is a Member of the Same Group as it;

1.1.35   "Member of the Same Group"   means in relation to any Party, any
                                      company which is its subsidiary company, holding company or Affiliate;

1.1.36   "Memorandum and Articles"    means the memorandum and articles of
                                      association of the Company for the time
                                      being and as amended from time to time;

1.1.37   "Non-Executive Directors"    means any of the Directors who are not
                                      employed by the Company or seconded to the Company, as the case may be, in a managerial capacity;

1.1.38   "Parties"                    means the IDC, KBH, CCGR and the Company
                                      and "Party" means any one of them;

1.1.39   "Prime Rate"                 shall mean the publicly quoted basic rate
                                      of interest generally charged by The
                                      Standard Bank of South Africa Limited from time to time in South Africa on overdraft to its first class corporate borrowers, calculated on a 365 (three hundred and sixty five) day factor, irrespective of whether or not the year in question is a leap year, it being recorded that a certificate signed by any manager of The
                                      Standard Bank of South Africa Limited

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                                      (whose appointment it shall not be
                                      necessary to prove) shall constitute prima facie proof of the ruling prime rate at the relevant time in the event of there being a dispute in relation thereto;

1.1.40   "Reserved Matters"           means the matters set out in clause 11.2;

1.1.41   "Security Interest"          means any mortgage, pledge, lien (other
                                      than a lien arising by operation of law), right of set-off, encumbrance or any security interest whatsoever, howsoever created or arising, including any analogous security interest under the law of South Africa;

1.1.42   "Share Purchase Agreement"   means the share purchase agreement entered
                                      into between the IDC, KBH, CCGR and DRD
                                      simultaneously with the signing of this
                                      Agreement and to which this Agreement is attached as Schedule 3;

1.1.43   "Shareholders"               means the IDC, KBH and CCGR (and
                                      "Shareholder" shall mean any one of them) and any other party which holds Shares and has become a signatory to this Agreement;

1.1.44   "Shares"                     means the ordinary shares of R1 (one Rand)
                                      each in the issued share capital of the
                                      Company;

1.1.45   "Signature Date"             means the last date on which this
                                      Agreement is signed by the Parties; and

1.1.46   "South Africa"               means the Republic of South Africa as
                                      constituted from time to time.

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1.2      GENERAL INTERPRETATION

         In addition to the definitions in clause 1.1, unless the context requires otherwise:

1.2.1          the singular shall include the plural and vice versa;

1.2.2 a reference to any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.3 any reference to a natural person includes an artificial person and vice versa;

1.2.4          a cognate word or expression shall have a corresponding meaning;

1.2.5 words and expressions defined in the Companies Act, which are not defined in this Agreement, shall bear the same meanings in this Agreement as those ascribed to them in the Companies Act;

1.2.6 references to a statutory provision include any subordinate legislation made from time to time under that provision, and include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.7 references to "this Agreement" include its Schedules, and references in this Agreement to "clauses" and "Schedules" are to clauses and schedules of this Agreement; and

1.2.8 where an obligation pursuant to this Agreement is expressed to be undertaken or assumed by any Party, such obligation shall be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which that Party is able to exercise (whether directly or indirectly) in order to secure performance of that obligation.

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2.    CONDITION PRECEDENT

2.1 The whole of this Agreement (except for this clause 2 and clauses 1, 14, 18, 22, 23 and 24) shall be subject to the condition precedent that the Share Purchase Agreement is duly entered into by all the parties to that agreement and that all the conditions precedent to which it is subject are fulfilled, or deemed to be fulfilled, and that it accordingly takes effect and is duly carried into effect and completed in accordance with its terms.

2.2 If the condition precedent referred to in clause 2.1 is not fulfilled, then this Agreement (except for this clause 2 and clauses 1, 14, 18, 22, 23 and 24) shall not take effect unless otherwise agreed upon in writing by the Parties. If this Agreement (except for this clause 2 and clauses 1, 14, 18, 22, 23 and 24) does not take effect in accordance with the provisions of this clause 2, no Party shall have any claim against any other of any nature whatsoever arising from the provisions of this Agreement.

2.3 The Parties shall use their reasonable endeavours to do whatever may be necessary to procure the fulfilment of the condition precedent and shall co-operate fully with each other for that purpose.

3.    COMPANY BUSINESS

      The business of the Company is the re-treatment of sand dumps, slime dumps and archive material deposits.

4.    CORPORATE REQUIREMENTS

4.1      The Parties agree that:

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4.1.1          the name of the Company shall remain Crown Gold Recoveries
               (Proprietary) Limited;

4.1.2          the Company's auditors are Deloitte & Touche;

4.1.3          the bankers of the Company are the Standard Bank of South Africa
               Limited;

4.1.4 the registered office of the Company shall be at 45 Empire Road, Parktown, Johannesburg, South Africa;

4.1.5          the Company's financial year end shall be 30 June in each year;
               and

4.1.6 the secretary of the Company shall be Maryna Eloff or such other person as may be nominated by DRD from time to time in accordance with the provisions of the management services agreement referred to in clause 8.4.

4.2 Each of the Parties undertakes to the other that it will do everything within its powers to carry out all the matters referred to in clause 4.1, including the convening and holding of all the necessary meetings of the Board and the Company, the passing of all necessary resolutions at those meetings and the filing of all documents and forms which are required to be filed with the Registrar of Companies in terms of the Companies Act for the purposes of or to give effect to those resolutions and the Shareholders shall exercise their votes as shareholders in the Company to that end.

5.    DIVIDEND POLICY

      The Company and each of the Shareholders acknowledge to one another that the Company shall, unless otherwise decided by the Board, and provided that the majority shall always include the IDC Director for so long as the IDC is a Shareholder, and subject to applicable laws, declare an annual dividend of a minimum of 30% (thirty per cent) of the net profits of the Company after interest and tax.

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6.    CAPITAL AND FURTHER FINANCE

6.1 The authorised share capital of the Company as at the Signature Date is R4 000 (four thousand Rand) comprising 4 000 (four thousand) ordinary par value shares of R1 (one Rand) each and the initial issued share capital of the Company as at the Completion Date shall be R100 (one hundred Rand) comprising 100 (one hundred) Shares of which:

6.1.1          40% (forty per cent) will be held by CCGR;

6.1.2          3% (three per cent) will be held by KBH; and

6.1.3          57% (fifty seven per cent) will be held by the IDC.

6.2 The issued share capital of the Company may from time to time be increased to such an extent as shall be mutually agreed between the Parties in accordance with this clause 6.

6.3 The Parties record that, as at the Completion Date, the Shareholders will have the following claims against the Company:

6.3.1 a shareholder loan by the IDC to the Company of R108 360 486.00 (one hundred and eight million three hundred and sixty thousand and four hundred and eighty six Rand), bearing interest at the Prime Rate plus 15% (fifteen per cent) of the Prime Rate calculated monthly in arrear with effect from the Completion Date and repayable over 60 (sixty) months in equal monthly instalments on the 15th (fifteenth) day of each month commencing on 15 August 2002, but subject to the warehousing arrangements set out in clause 7. This shareholder loan shall be secured by the Existing GNB and, as further security for this shareholder loan, the Company shall register a general notarial covering bond in favour of the IDC, on terms acceptable to the IDC, up to the amount of R45 000 000.00 (forty five million Rand) over all the

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               movable assets of the Company as contemplated in the Share
               Purchase Agreement;

6.3.2 a shareholder loan by CCGR to the Company of R76 042 446.40 (seventy six million forty two thousand and four hundred and forty six Rand and forty cents), bearing interest at the Prime Rate plus 25% (twenty five percent) of the Prime Rate calculated monthly in arrear with effect from the Completion Date and repayable over 84 (eighty four) months in equal monthly instalments on the 15th (fifteenth) day of each month commencing on 15 August 2002. The Parties record that the payment of interest shall be subject to the Company maintaining a monthly interest cover ratio on the basis set out in Schedule 2 failing which the Company shall not be liable to make the interest payment for that month and the accrued interest will not be capitalised but will be carried over into and be payable in the subsequent month or months, as the case may be, subject to the provisions of Schedule 2; and

6.3.3          KBH shall have a shareholder loan against the Company of R5 703
               183.00 (five million seven hundred and three thousand one hundred and eighty three Rand). This shareholder loan shall bear interest at the Prime Rate and has no fixed repayment terms and is repayable on demand.

6.4 The Parties agree that, in the event of any conflict between the terms of the shareholder loans set out in clause 6.3, and any agreement entered into by the Company prior to the Completion Date for the purposes of borrowing such shareholder loans, the terms set out in clause 6.3 shall prevail.

6.5 Notwithstanding anything to the contrary anywhere else in this Agreement, none of the Shareholders undertake to provide any loan or share capital to the Company nor to give any guarantee or indemnity in respect of any of the Company's liabilities or obligations. Without detracting from this clause in any way, the Shareholders record that any further capital required by the Company from time to time and which they may agree to provide, will be provided by them as agreed between them.

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6.6      Where the Shareholders agree to provide any further capital by way of a loan then, unless otherwise agreed in writing by the Shareholders, the indebtedness of the Company incurred in respect of the loans shall be subject to terms as approved by the Board.

7.    WAREHOUSING ARRANGEMENT

7.1 The Parties record that it is their intention that the IDC shall not remain a Shareholder of the Company indefinitely but shall transfer the IDC Investment to KBH, simultaneously with the discharge of the IDC Loan by KBH to the IDC, in accordance with the provisions of this clause 7. Accordingly, the Parties agree with each other that KBH shall, at all times, have the right to repay to the IDC, the IDC Loan on behalf of the Company subject to the provisions of this clause 7 and the Company shall be deemed to have discharged all its obligations to the IDC in this regard upon such repayment of the IDC Loan. A certificate issued by an authorised officer of the IDC shall be prima facie evidence of the amount owing under the IDC Loan and the Early Purchase Amount (as defined in 7.4), and shall be provided by the IDC to KBH within 10 (ten) Business Days of receipt of written notice to do so, prior to the exercise of the KBH Special Option referred to in clause 7.2. If any Party disputes the amount owing under the IDC Loan and/or the Early Purchase Amount, such dispute shall be referred, at a cost to be shared equally between KBH and the IDC, to a firm of independent auditors to be agreed by the IDC, KBH and the Company within 3 (three) Business Days of the dispute so arising, failing which an internationally recognised independent firm of auditors nominated by the president for the time being of the South African Institute of Chartered Accountants upon request by any of the IDC, KBH or the Company. Any firm of auditors appointed in terms of this clause 7.1 shall make its determination acting as experts and its determination shall be final and binding on the Parties.

7.2 Notwithstanding any provision to the contrary in this Agreement, the IDC hereby grants to KBH, which hereby accepts, a call option to purchase the

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         entire IDC Investment (hereinafter referred to as the "KBH Special
         Option") upon the terms and subject to the conditions set out in clauses 7.3 to 7.5.9 below and each of the other Parties, other than the IDC and KBH, hereby consents to the IDC granting to KBH the KBH Special Option and waives any pre-emptive rights which it may have in regard to the Shares which constitute the subject matter of the KBH Special Option.

7.3 The KBH Special Option may be exercised by KBH by notice in terms of clause 7.4 at any time but not later than 16h00 of the last Business Day of the 60th (sixtieth) month from the Completion Date whereafter the KBH Special Option will lapse.

7.4 KBH shall exercise the KBH Special Option by written notice (the "KBH Election Notice") to the IDC, with a copy to the other Parties, at any time and on any day but always in accordance with the time period set out in clause 7.3 above, specifying the number of IDC Shares (which shall be equivalent to all the Shares then held by the IDC) and the amount of the IDC Loan (which shall be equivalent to the amount then outstanding on the IDC Loan in terms of clause 7.1) which KBH wishes to discharge on behalf of the Company in terms of clause 7.1, plus the amount payable by KBH to the IDC, which is equivalent to an IRR of 15% (fifteen per cent) on the IDC Investment which will be payable by KBH to the IDC if the IDC Investment has not yielded an IRR of 11% (eleven per cent) prior to the repayment of the IDC Loan ("Early Purchase Amount").

7.5 If KBH exercises the KBH Special Option to purchase all of the IDC Shares and the balance of the IDC Loan in terms of this clause 7, then the sale and purchase of the IDC Investment to KBH, which would result, shall be on the following terms and conditions:

7.5.1 the IDC Investment shall be sold and purchased free from all claims, liens, pledges and other hypothecations and encumbrances;

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                                     Page 17

7.5.2 the purchase price payable by KBH for the IDC Shares shall be the par value for each of the IDC Shares and shall be payable in South African Rand only;

7.5.3 the effective date of the purchase and sale of the IDC Investment shall be the date and time specified by KBH and the Company under clause 7.5.5;

7.5.4 the consideration for the IDC Loan shall be the face value of the IDC Loan as at the date referred to in clause 7.5.3 and, if applicable, the Early Purchase Amount;

7.5.5 completion of the sale and purchase of the IDC Investment shall be effected within 10 (ten) Business Days of receipt by the IDC of the KBH Election Notice (or as soon thereafter as any necessary regulatory consents have been obtained and subject to compliance by the IDC with its obligations under this clause 7), at a meeting to be held at such reasonable time, date and place as KBH and the Company may specify by not less than 36 (thirty six) hours' prior written notice to the IDC and the other Parties and at which meeting:

7.5.5.1 the IDC shall deliver the relevant share certificate(s) to KBH or any nominee(s) for KBH, together with such duly executed transfer forms as may be required by law for the transfer of the IDC Shares to KBH or any nominee(s) for KBH, and a power of attorney in such form and in favour of such person as KBH may nominate so as to enable KBH to exercise all rights of ownership in respect of the IDC Shares, including, without limitation, the voting rights thereto;

7.5.5.2 KBH shall pay the purchase price for the IDC Investment to the IDC by a telegraphic transfer for value on the date of completion, in terms of this clause 7.5.5, but only against such delivery of the IDC Shares and a letter of cession by the IDC to

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                                     Page 18

                    KBH of all of the IDC's claims against the Company in respect of the IDC Loan;

7.5.5.3 the IDC and KBH shall procure (insofar as they are able) that such transfer or transfers are duly registered;

7.5.5.4 the IDC shall do all such other things and execute all such other documents as KBH may require to give effect to the sale and purchase of the IDC Shares; and

7.5.5.5 the IDC shall, simultaneously with the completion of the sale and purchase of the IDC Shares, remove the Directors appointed by it and such removal shall take effect without any liability to the Company for compensation for loss of office, loss of employment or otherwise; and

7.5.5.6 the IDC shall furnish KBH and the other Parties with a certificate ("the IRR Certificate") which shall:

7.5.5.6.1 state the IRR yielded by the IDC Investment and received by the IDC as at the date of the issuance of the IRR Certificate;

7.5.5.6.2 confirm the Early Purchase Amount, if any, which KBH is to pay to the IDC and which was stated in the certificate issued by an authorised officer of the IDC in terms of clause 7.1,

                    which IRR Certificate shall be prima facie evidence of the Early Purchase Amount;

7.5.6 each of KBH and the IDC use their reasonable endeavours (costs to be shared equally by both these Parties) to obtain any regulatory consents that are required by law to enable the sale and purchase of the IDC Shares to be completed; if such consents are refused the

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               purchase and sale shall become void and the IDC and KBH shall be released from their obligations under this clause 7 but they shall negotiate with each other in good faith with a view to achieving an alternative solution;

7.5.7 simultaneously with the completion of a sale and purchase of the IDC Shares:

7.5.7.1 the IDC shall procure that the IDC's obligations for all loans, loan capital, borrowings and indebtedness in the nature of borrowings owed to the Company by the IDC (together with any accrued interest) are either delegated by the IDC to KBH at such value as may be agreed between the IDC and KBH, or failing agreement between them, are repaid by the IDC to the Company;

7.5.7.2 KBH shall agree to the assignment to it of all rights and obligations under any guarantees or indemnities given by the IDC to or in respect of the Company and, pending such assignment and consequent release of the IDC, shall indemnify the IDC in respect thereof.

7.5.8 the IDC's obligation to transfer the IDC Shares to KBH in terms of this clause 7 shall be conditional on the compliance by KBH with its obligations under clause 7.5.7.2; and

7.5.9 notwithstanding anything to the contrary anywhere else in this clause 7, the IDC shall be obliged to cede to KBH, and KBH shall be obliged to acquire from the IDC, the whole of the IDC Loan at the same time as the IDC Shares are transferred to KBH.

7.6 If any dispute arises in respect of the amounts stated in the IRR Certificate under clause 7.5.5.6, the Party raising the dispute shall deal with such dispute in accordance with the dispute resolution mechanism set out in clause 7.1.

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                                     Page 20

8.    OBLIGATIONS OWED TO DRD

8.1 The Company and each of the Shareholders acknowledge to one another and to DRD and hereby record that the Company is indebted to DRD to the extent of the DRD Loan.

8.2 The Parties agree that from the Completion Date, the DRD Loan will bear interest at the Prime Rate plus 25% (twenty five per cent) of the Prime Rate, which interest will be payable annually in arrear on each anniversary of the Completion Date and the DRD Loan will be repayable within 7 (seven) years of the Completion Date.

8.3 The Company and each of the Shareholders acknowledge to one another and to DRD and record that the agreement between DRD and Rand Refinery Limited dated 12 October 2001 will not be affected by this Agreement.

8.4 The Company and each of the Shareholders acknowledge to one another and to DRD and record that the existing management services agreement between the Company and DRD is being renegotiated and amended on terms and conditions which are satisfactory to all the Parties and will be concluded within 60 (sixty) days of the Completion Date.

8.5 Each of the Parties acknowledge the existence of a loan owed by the Company to DRD in the capital amount of R875 000 (eight hundred and seventy five thousand rands) which loan is unsecured, has been bearing interest from 13 November 2001 at the Prime Rate plus 15% (fifteen percent) of the Prime Rate payable annually in arrears on the 3rd (third) Business Day after each anniversary of that date, and the capital amount of which is repayable within 3 (three) years of that date.

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                                     Page 21

9.    OBLIGATIONS OWED BY DRD

      The Company hereby cedes, assigns and makes over to CCGR all the rights against DRD owing from the CCGR Loan for a total consideration of R1 (one
      Rand) with effect from the Completion Date in accordance with the Cession Agreement.

10.   DIRECTORS AND MANAGEMENT

10.1 From the Completion Date until such date as the Shareholders will determine, the Board shall consist of 5 (five) Directors. Subject to the foregoing and the rights of IDC, KBH and CCGR under this Agreement, the number of Non-Executive Directors and Executive Directors shall be determined from time to time by the Shareholders.

10.2 From the Completion Date until such time as IDC ceases to be a Shareholder, the IDC shall have the right to appoint 1 (one) IDC Director, KBH shall have the right to appoint 2 (two) KBH Directors and CCGR shall have the right to appoint 2 (two) CCGR Directors. If IDC ceases to be a Shareholder, as soon as reasonably possible after the event, the Board shall be reconstituted so that it comprises 3 (three) KBH Directors and 2 (two) CCGR Directors appointed by the remaining Shareholders in terms of this clause 10.2.

10.3 Any appointment or removal of a Director appointed by a Shareholder shall be effected by notice in writing to the Company signed by or on behalf of the Shareholder in question and shall take effect, subject to any contrary intention expressed in the notice, when the notice effecting the same is delivered to the Company. Any such removal shall be without prejudice to any claim which a Director so removed may have under any contract between him and the Company, provided that (in the case of a claim made by a Director in respect of such removal) the Shareholder so removing such Director shall indemnify the Company in respect of any liability arising in respect of such removal. Each Shareholder shall consult with the other Shareholders prior to any appointment or removal of a Director.

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                                     Page 22

10.4 The quorum for the transaction of business at any meeting of the Board (other than an adjourned meeting) shall be at least the IDC Director (for so long as the IDC is a Shareholder), 1 (one) KBH Director and at least 1 (one) CCGR Director present at the time when the relevant business is transacted. If such a quorum is not present within 30 (thirty) minutes from the time appointed for the meeting or if during the meeting such a quorum ceases to be present, the meeting shall be adjourned for 7 (seven) Business Days and at that adjourned meeting any Director shall be regarded as present for the purposes of a quorum if represented by an alternate director in accordance with clause 10.6. Directors may participate in a meeting of the Board by means of conference telephone or similar equipment by means of which all persons participating in the meeting can hear each other, and any such participation in a meeting shall constitute presence in person at the meeting.

10.5 At least 7 (seven) days' written notice shall be given to each of the members of the Board of any meeting of the Board, provided always that a shorter period of notice may be given with the written approval of at least the IDC Director, 1 (one) KBH Director (or his alternate) and at least 1 (one) CCGR Director (or his alternate). Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting. Any matter which is to be submitted to the Board for a decision and which is not identified in reasonable detail as aforesaid shall not be decided upon, unless otherwise agreed in writing by all of the members of the Board.

10.6 Matters for decision by the Board shall (subject to clause 10.4) be decided by simple majority vote. Each Director shall have 1 (one) vote. Any KBH Director or CCGR Director who is absent from any meeting may nominate any other KBH Director or CCGR Director, as the case may be, to act as his alternate and to vote in his place at the meeting. If KBH or CCGR is not represented at any meeting of the Board by all the Directors appointed by it (whether present in person or by alternate so nominated by it to the Board), then 1 (one) of the Directors so present appointed by it shall be entitled at that meeting to such additional vote or votes as shall result in the Directors so

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                                    Page 23

         present representing it having, subject to clause 10.4, in aggregate such number of votes as will be equal to the number of votes such Directors would have had, had such absent Directors been present. The IDC Director, if absent from any meeting, may nominate any person (including another Director) to act as his alternate and to vote in his place at the meeting.

10.7 Any decision required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if all Directors consent thereto in writing.

11.   RESERVED MATTERS

11.1 The Parties shall use their respective powers to procure, in so far as they are legally able to do so, that no action or decision relating to any of the Reserved Matters shall be taken, whether by the Board, the Company or any subsidiary of the Company or any of the officers or managers within the Company (as the case may be), without the prior approval of CCGR (for Shareholder matters) or a CCGR Director (for Board matters) for so long as CCGR is a Shareholder.

11.2     The Reserved Matters are the following:

11.2.1 MEMORANDUM AND ARTICLES - the adoption of or any alteration to the Memorandum and Articles or other constitutional documents of the Company;

11.2.2 CHANGES IN SHARE CAPITAL - any increase, alteration or reduction in the authorised or issued share capital of the Company or any increase or reduction by the Company in its shareholding in any other company;

11.2.3 CHANGE IN THE NATURE OF BUSINESS - any material change in the nature or scope of the business as set out in the memorandum of association of the Company;

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                                     Page 24

11.2.4 BORROWINGS - after the expiry of the 7 (seven) year period from the Completion Date, the borrowing or raising of money by the Company or any of its subsidiary companies (which shall include the entry into of any finance lease but shall exclude normal trade credit) which would result in the aggregate borrowing of the Company exceeding R500 000 (five hundred thousand Rand) or such other amount as the Shareholders shall from time to time agree;

11.2.5 CAPITAL EXPENDITURE - capital expenditure by the Company or any of its subsidiary companies in respect of any item or project in excess of R500 000 (five hundred thousand Rand) or such other amount as the Shareholders shall from time to time agree;

11.2.6 ACQUISITIONS AND SHARE PURCHASES - any acquisition or share purchase (whether in a single transaction or a series of transactions) by the Company or any of its subsidiary companies of any business or any material part of any business or of any shares in any company where the value of the acquisition or share purchase exceeds R100 000 (one hundred thousand Rand);

11.2.7 MATERIAL LITIGATION - major decisions relating to the conduct (including the settlement) of legal proceedings to which the Company or any of its subsidiary companies is a party where the potential liability or claim is in excess of R100 000 (one hundred thousand Rand);

11.2.8 MANAGEMENT SERVICES AGREEMENT - cancellation by the Company of the management agreement entered into between DRD and the Company in accordance with clause 8.4.

11.2.9 ENCUMBRANCES - the creation of a mortgage, charge, encumbrance or other Security Interest of whatever nature in respect of all or any material part of the undertaking, property or assets of the Company or any of its subsidiary companies;

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                                    Page 25

11.2.10 WINDING-UP - any proposal that the Company or any of its subsidiary companies be wound-up;

11.2.11        AUDITORS - a change in the auditors of the Company;

11.2.12 SHARE SCHEME - any proposal that any bonus or profit-sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan be adopted;

11.2.13 PARTNERSHIP OR JOINT VENTURE - any proposal that the Company enters into any partnership or joint venture with any third party, excluding (in so far as it may be necessary to do so) joint working arrangements with third parties for the provision of the Company's services for a particular contract or project in the ordinary and regular course of its business;

11.2.14 MERGER - any proposal that the Company merges with any other company or corporate body or merge the Company's business with that of any other person;

11.2.15 DISPOSAL OR DILUTION - any proposal that there be a disposal of or dilution of the Company's interests, directly or indirectly, in any subsidiary companies it may have from time to time;

11.2.16 LISTING - any proposal that a listing be obtained for the Shares on any stock exchange;

11.2.17 PREJUDICIAL TRANSACTIONS - anything which to the knowledge of any Shareholder would prejudice or could be reasonably expected to prejudice, to a material extent, any benefits available to a Shareholder.

11.3 The approval by CCGR of any of the Reserved Matters or to any variation thereof shall be given either in writing by the authorised representative of CCGR for this purpose or by the representatives of CCGR at a general meeting of the Company.

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                                     Page 26

11.4 General meetings of Shareholders shall take place in accordance with the applicable provisions of the Memorandum and Articles on the basis, inter alia, that:

11.4.1 a quorum shall be the duly authorised representative of the IDC (for so long as the IDC is a Shareholder), 1 (one) duly authorised representative of KBH and 1 (one) duly authorised representative of CCGR;

11.4.2 the notice of meeting shall, unless otherwise agreed by each of the Shareholders, set out an agenda identifying in reasonable detail the matters to be discussed;

11.4.3         the chairman of any such meeting shall not have a casting vote;
               and

11.4.4 subject to the provisions of clause 11.1, a decision to approve any of the Reserved Matters shall require the vote of CCGR.

11.5 Any matters requiring a general meeting of or approval by the Shareholders under relevant corporate laws, but not covered by the Reserved Matters, shall be dealt with in accordance with the Memorandum and Articles.

11.6 If a deadlock arises by reason of failure by the Shareholders to reach agreement on any of the Reserved Matters or any other management matter requiring decision by the Shareholders, the procedure set out in clause 23 shall be followed by the Shareholders. Each Shareholder shall endeavour to resolve any disagreements in the best interests of the Company.

12.   FINANCIAL MATTERS

12.1 The Company shall, in relation to its financial statements, continue with the accounting principles applied by the Company as at the Completion Date.

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                                     Page 27

12.2 The auditors of the Company shall be Deloitte & Touche or such other firm of chartered accountants of recognised international standing as may be agreed between the Parties from time to time.

12.3 The financial year of the Company shall commence on 1 July and terminate on 30 June of each year, unless otherwise agreed by the Parties.

13.   INFORMATION AND REPORTING

13.1 Each of the Shareholders shall be entitled to examine the separate books, records and accounts kept by the Company and to be supplied with all information, including monthly management accounts and operating statistics and other trading and financial information, to keep each Shareholder properly informed about the business and affairs of the Company.

13.2 The Company shall supply each of the Shareholders in any event and without prejudice to the generality of clause 13.1 with copies of:

13.2.1 audited consolidated accounts for the Company complying with all relevant legal requirements;

13.2.2 a Business Plan and itemised revenue and capital Budgets for each Financial Year covering each principal division of the Company and showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions and other commitments for such Financial Year; and

13.2.3 monthly management accounts of each principal division of the Company, such accounts to include, inter alia, a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the principal divisions of the Company including a statement of progress against the relevant Business Plan, a statement of variation from the quarterly revenue Budget and up to date forecasts for the balance of the relevant Financial Year and itemising all

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                                     Page 28

               transactions referred to in the capital Budget entered into by each principal division of the Company during that period.

14.   CONFIDENTIALITY

14.1 Each Shareholder undertakes to the other Shareholders that it shall use (and shall procure that any Member of the Same Group as it shall use) all reasonable endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

14.1.1 which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, contractors, business, assets or affairs of the Company including, without limitation, any information provided pursuant to clause 13, unless otherwise required by the policies of the holding company of any of the Shareholders;

14.1.2 which, in consequence of the negotiations relating to this Agreement, or being a Shareholder, or having appointees on the Board, or the exercise of its rights, or performance of its obligations under this Agreement, it may have or acquire (whether before or after this Agreement) in relation to the customers, suppliers, contractors, business, assets or affairs of the Company; or

14.1.3 which relates to the contents of this Agreement or any agreement or arrangement entered into pursuant to this Agreement.

14.2 None of the Shareholders shall use for its own business purposes or disclose to any third party any such information (collectively "Confidential Information") without the written consent of the other Shareholders. In performing its obligations under this clause 14, each Shareholder shall apply such confidentiality standards and procedures as it applies generally in relation to its own confidential information.

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                                     Page 29

14.3     The obligation of confidentiality under clause 14.1 shall not apply to:

14.3.1 the disclosure on a "need to know" basis to a company which is a Member of the Same Group as the IDC, KBH or CCGR (as the case may be) where such disclosure is for a purpose reasonably incidental to this Agreement;

14.3.2 information which is independently developed by the relevant Party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

14.3.3 the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority;

14.3.4 the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned or any Member of the Same Group as it;

14.3.5 the disclosure (subject to clause 14.4) in confidence to a Shareholder's professional advisors of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

14.3.6 information which becomes is in the public domain (otherwise than as a result of breach of this clause 14); or

14.3.7         any announcement made in accordance with the terms of clause 18.

14.4 Each Shareholder shall inform (and shall procure that any Member of the Same Group as it shall inform) any of its officers, employees or agents or any professional or other advisor advising it in relation to the matters referred to in this Agreement, to whom it discloses Confidential Information, that such information is confidential and shall instruct the person to whom the Confidential Information is disclosed:

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                                     Page 30

14.4.1         to keep it confidential; and

14.4.2 not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

         The party disclosing the Confidential Information shall remain responsible for any breach of this clause 14 by the person to whom it is disclosed.

14.5 Upon termination of this Agreement, either Party may demand from the other the return of the other Party's Confidential Information by notice in writing; whereupon the other party shall (and shall ensure that the Members of the Same Group as it shall):

14.5.1 return all documents containing Confidential Information which have been provided by or on behalf of the Party demanding the return of Confidential Information; and

14.5.2 destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,

         save in each case, for any submissions to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

14.6 The provisions of this clause 14 shall survive any termination of this Agreement for a period of 5 (five) years from such termination.

15.   REGULATORY MATTERS

15.1 The Parties shall respectively co-operate with each other to ensure that all information necessary or desirable for the making of (or responding to any

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                                     Page 31

         requests for further information consequent upon) any notification or filings made in respect of this Agreement, or the transactions contemplated by this Agreement, is supplied to the Party dealing with such notifications and filings and that they are properly, accurately and promptly made.

15.2 Notwithstanding any other provisions of this Agreement, each Party declares that it will not give effect to any restriction or restrictions contained in this Agreement (or any such other agreement), which would cause this Agreement to contravene any relevant anti-competition laws, regulations and directives.

16.   TRANSFER OF SHARES

16.1 The provisions of this clause 16 shall apply in relation to any transfer, or proposed transfer, of Shares or any interest in such Shares, save for the transfer of the Shares from the IDC to KBH in terms of the arrangements set out in clause 7.

16.2 Except with the prior written consent of the other Shareholders and in accordance with the provisions of this clause 16, no Shareholder shall:

16.2.1         transfer any of its Shares; or

16.2.2 grant, declare, create or dispose of any right or interest in any of its Shares; or

16.2.3 create or permit to exist any pledge, lien, charge (whether fixed or floating) or other encumbrances over any of its Shares.

16.3 No Shares held by a Shareholder may be transferred otherwise than pursuant to a transfer by that party (the "Seller") of all (and not some only) of the Shares then held by it (the "Seller's Shares").

16.4 Subject to clause 7, no Shareholder shall transfer any Shares during a period of 2 (two) years from the Completion Date.

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                                     Page 32

16.5 The Company and each of the Shareholders acknowledge to each other and record that KBH shall not be entitled to transfer the KBH Shares until the IDC Loan has been repaid in full.

16.6 After the expiry of the initial period referred to in clause 16.4 and before the Seller makes any transfer of the Seller's Shares, the Seller shall first give to the other Shareholders (the "Continuing Party/ies") notice in writing (a "Transfer Notice") of any proposed transfer together with details of the proposed third party purchaser thereof (the "Third Party Purchaser"), the purchase price and other material terms agreed between the Seller and the Third Party Purchaser. A Transfer Notice shall, except as hereinafter provided, be irrevocable.

16.7 The Seller shall be deemed to have offered the Seller's Shares to the Continuing Party/ies in proportion to their then shareholdings in the Company. Each Shareholder to whom such Seller's Shares are offered shall have the right to purchase all (but not some only) of the Seller's Shares offered to it and the Seller's Shares offered to the other Continuing Party/ies and not taken up by the other Continuing Party/ies;

16.8 The Continuing Party/ies shall, subject to clause 16.11, have the right to purchase the Seller's Shares at the purchase price specified in the Transfer Notice (or at such other price as shall be agreed between the Seller and the Continuing Party/ies) by giving written notice to the Seller within 60 (sixty) days of the receipt of the Transfer Notice (the "Acceptance Period"). The obligations of the Parties to complete such purchase shall be subject to the provisions of clause 16.12.

16.9 If any Continuing Party wishes to purchase the Seller's Shares but is unwilling to accept the price specified in the Transfer Notice and fails to agree a price with the Seller within the Acceptance Period, then the Continuing Party shall be entitled to refer the question of the purchase price to an independent investment bank (the "Expert") agreed upon by the IDC (for so long as it is a

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                                    Page 33

         Shareholder), KBH and CCGR to certify the Fair Price thereof. The following principles shall apply:

16.9.1 the Expert shall, unless otherwise agreed between the Parties, be an independent investment bank which is independent of all Parties and the Third Party Purchaser and which shall not have acted for any Party in any material capacity for a period of at least 2 (two) years preceding the date of the Transfer Notice;

16.9.2 if the Seller and the Continuing Party/ies are unable to agree upon such independent investment bank within a period of 40 (forty) days of the receipt of the Transfer Notice, then the Expert shall be appointed by the head for the time being of Standard Corporate and Merchant Bank (or its successor in title) or, in the head's absence or otherwise at his request, by one of the deputy heads;

16.9.3 the Parties shall procure that there is made available to the Expert such information relating to the Company as it reasonably requires in order to determine the Fair Price;

16.9.4 in certifying the Fair Price, the Expert shall take into account all factors it considers to be relevant, including the purchase price and other material terms agreed between the Seller and the Third Party Purchaser;

16.9.5 the Expert shall be deemed to be acting as an expert and not an arbitrator and its decision shall be final and binding on the Parties; and

16.9.6 the cost of obtaining the Expert's certificate (the "Certificate") shall be borne equally between the Seller and the Continuing Party/ies who wish to purchase the Seller's Shares unless the Seller shall give notice of revocation pursuant to clause 16.10, in which case the Seller shall bear the said cost.

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                                     Page 34

16.10 If the Seller is not willing to accept the Fair Price determined by the Expert, then it shall be entitled to revoke the Transfer Notice by notice in writing given within a period of 30 (thirty) days after the date of the issue of the Certificate (which, for the avoidance of doubt, shall be issued to the Seller and the Continuing Parties). In the event of such revocation, the Seller shall not be entitled to transfer the Seller's Shares or any of them without first serving a further Transfer Notice and otherwise complying with this clause 16.

16.11 If the Transfer Notice shall not have been duly revoked under clause 16.10, the Continuing Party/ies shall have the right to purchase from the Seller the Seller's Shares at the Fair Price by giving written notice to the Seller within 30 (thirty) days of the expiry of the period of 30 (thirty) days mentioned in clause 16.10. Notwithstanding anything to the contrary in this clause 16.11, in the event that an Expert is required to determined the Fair Price of the Seller's Shares, pursuant to the provisions of clause 16.9, the Fair Price of the Seller's Shares so determined shall be the purchase price of the Seller's Shares for the purposes of this clause 16, irrespective of whether or not the Fair Price of the Seller's Shares so determined is higher or lower than the purchase price specified in the Transfer Notice or than such other price as may have been agreed upon between the Seller and any Continuing Party.

16.12 The Continuing Party/ies shall become bound (subject only to necessary approvals of its shareholders in general meeting and any regulatory approvals) to purchase the Seller's Shares on giving written notice to the Seller to exercise its rights under clause 16.8 or 16.11. In such event, completion of the sale and purchase of the Seller's Shares shall take place within 30 (thirty) days after the giving of such notice. Notwithstanding the foregoing, such notice and right of the Continuing Party/ies to acquire the Seller's Shares shall cease to have effect if
         (i) any necessary approval of any Continuing Party's shareholders in general meeting has not been obtained within the said period of 30 (thirty) days or if (ii) any necessary regulatory approval has not been obtained within 180 (one hundred and eighty) days after the giving of such notice or (iii) if earlier than the expiry of such latter period, any relevant authority has conclusively refused to grant any such regulatory approval.

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                                     Page 35

16.13 If any Continuing Party does not exercise its rights of purchase under clauses 16.8 or 16.11 or any notice given thereunder ceases to have effect pursuant to clause 16.12, and the other Continuing Party has not exercised its rights of purchase to take up the Seller's Shares offered to the declining Continuing Party, the Seller shall (subject to clause
         16.14 below) be entitled to transfer the Seller's Shares on a bona fide arm's length sale to the Third Party Purchaser with the consent of the Continuing Parties (which shall not be unreasonably withheld) at a price being not less than the purchase price specified in the Transfer Notice or, if lower, any Fair Price determined by the Expert provided that such transfer shall have been completed within a period of 180 (one hundred and eighty) days after the latest of (i) the date of Transfer Notice or (ii) if the question of the purchase price shall have been referred to the Expert, the issue of the Certificate or (iii) if any notice given by any Continuing Party shall have ceased to have effect pursuant to clause 16.12, the date on which such notice ceased to have effect. The Parties undertake to (or procure that any shareholders in Members of the Same Group as it) give such approvals as may be required under the provisions of the Memorandum and Articles to any transfer of Shares permitted by the terms of this clause 16.

16.14 Completion of any transfer of Shares to the Third Party Purchaser shall be subject to the conditions that:

16.14.1 the Third Party Purchaser shall first have entered into an agreement with the Continuing Party/ies whereby it agrees to be bound by the provisions of this Agreement binding upon the Seller;

16.14.2 any claim on Loan Account (but excluding, for the avoidance of doubt, any debts incurred in the ordinary course of trade which are at the relevant time outstanding on inter company account) owing at that time from the Company to the Seller shall first have been assigned to, or equivalent finance made available by, the Third Party Purchaser; and

16.14.3 if and insofar as the Seller requires the Third Party Purchaser to assume the obligations of the Seller under any guarantees and/or counter-indemnities to third parties in relation to the business of the Company, such assumption shall first have taken place (provided that any assumption is without prejudice to the right of the Continuing Party/ies to receive a contribution from the Seller for its share of any claims attributable to any liabilities arising in respect of the period during which the Seller held Shares).

16.15 Notwithstanding anything to the contrary anywhere else in this clause 16, a Seller which has a Loan Account for which the Company is indebted to it shall be bound by the following provisions:

16.15.1 it may not transfer all of the Seller's Shares without transferring the whole of its Loan Account at the same time;

16.15.2 a Transfer Notice given by the Seller shall specify, in addition to the particulars required in terms of clause 16.6, the amount of its Loan Account that it is required to transfer in terms of clause 16.15.1 above;

16.15.3 the consideration for such Loan Account shall be the face value of the Loan Account as at the date of completion of the sale and purchase of the Seller's Shares;

16.15.4 all the provisions of this clause 16 shall apply to the Seller's Shares and the Seller's Loan Account as one indivisible transaction, and all references in these provisions to the "Seller's Shares" shall be deemed to be references to the Seller's Shares and the Loan Account together, as specified in the Transfer Notice, so far as those provisions can apply to the Seller's Loan Account.

17.   FURTHER ASSURANCES

17.1 Each Shareholder undertakes with the other Shareholders that (so far as it is legally able) it will exercise all voting rights and powers, direct and indirect, available to it in relation to any person and to the Company so as to ensure the complete and punctual fulfilment, observance and performance of the provisions of this Agreement (and the other agreements referred to in this Agreement) and generally that full effect is given to the principles set out in this Agreement.

17.2 Each Shareholder shall procure the performance by each Member of The Same Group as it of all obligations under this Agreement, which are expressed to relate to Members of the Same Group as it (whether as Shareholders or otherwise) and of all obligations under any agreement entered into by any Member of the Same Group pursuant as it to this Agreement. The liability of a Party under this clause 17.2 shall not be discharged or impaired by any release of or granting of time or other indulgence to any Party or any other act, event or omission which but for this clause would operate to impair or discharge the liability of such Party under this clause 17.2.

18.   ANNOUNCEMENTS

18.1 No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to clause 18.2) be made or issued by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

18.2 If a Party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant Party shall give the other Parties every reasonable opportunity to comment on any such announcement or release before it is made or issued (provided always that this shall not have the effect of preventing the Party making the announcement or release from complying with its legal and stock exchange obligations).

19.   ENTIRE AGREEMENT

      This Agreement, together with its Schedules, sets out the entire agreement and understanding between the Parties with respect to the subject matter hereof and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement or any agreement to cancel or terminate it shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties. It is agreed that no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of another Party which is not expressly set out or referred to in this Agreement.

20.   CONFLICT WITH MEMORANDUM AND ARTICLES

20.1 In the event of any conflict between the provisions of this Agreement and the Memorandum and Articles or other constitutional document of the Company, the provisions of this Agreement shall prevail as between the Parties. The Parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further (if necessary) procure any required amendment to the Memorandum and Articles or other constitutional document of the Company or any member of the Company as may be necessary and without undue delay.

20.2 Without prejudice to the generality of clause 20.1, the Parties confirm their intention that the provisions of this Agreement shall prevail in relation to the transfer of Shares.

20.3 The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any statutory power of the Company (but this shall not affect the validity of the relevant provision as between the other Parties or the respective obligations of such other Parties as between themselves under clause 20.1).

21.   DURATION

21.1 This Agreement shall continue in full force and effect for so long as KBH and CCGR, and/or their successors in title, each hold Shares in the Company.

21.2 Notwithstanding the provisions of clause 21.1 above, this Agreement shall terminate upon a resolution being passed for the winding-up of the Company. In such event, the IDC (if it is still a shareholder in the Company), KBH, CCGR and the Company shall endeavour to agree on a suitable basis for dealing with the interests and assets of the Company but subject thereto:

21.2.1 the IDC, KBH and CCGR shall co-operate, but without any obligation to provide any additional finance, with a view to enabling all existing trading obligations of the Company to be completed insofar as its resources allow. The IDC, KBH and CCGR shall consult together with a view to outstanding contracts within the usiness of the Company being novated or re-allocated in a suitable manner;

21.2.2 no new contractual obligation for the supply of products or services shall be issued by the Company;

21.2.3 unless otherwise agreed between the IDC, KBH and CCGR, the Parties shall procure that the Company shall as soon as practicable be wound up;

21.2.4 the IDC, KBH and CCGR shall be free to compete in any way within the field of the business of the Company;

21.2.5 each Shareholder shall, as soon as reasonably practicable, deliver up to the other Shareholders all drawings, notes, copies or other representations of Confidential Information proprietary to and/or originating from that other Party or any Member of the Same Group as it. Termination shall nevertheless not affect the obligations of the Parties under clause 14, which shall remain in full force and effect;

21.2.6 each Member of the Same Group of the IDC, KBH and CCGR shall have free access to and use of any technology or products developed by the Company (whether by transfer of design and manufacturing rights or by appropriate non-exclusive licences) and the Company shall deliver to each of the IDC, KBH and CCGR, and not to any third party, copies of drawings, notes or other representations of confidential information proprietary to and/or originating from the Company.

21.3 After termination of this Agreement and if the Company is not placed into liquidation, or upon any of the IDC, KBH or CCGR ceasing or being about to cease to be a Shareholder, each of the remaining Shareholders undertake to the departing Shareholder that upon request by the departing Shareholder, it will exercise its powers with a view to procuring that the name of the Company (and any other relevant member of the Company) is changed so as no longer to include the name, initials or trademark or any reference to the name, initials or trademark of the departing Shareholder.

22.   NOTICES

22.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by sending it by fax, delivering it by hand or sending it by registered mail with acknowledgement of receipt to the address and for the attention of the relevant Party set out in clause
         22.2 (or as otherwise duly notified from time to time). Any notice so served by hand, fax or post shall be deemed to have been received:

22.1.1         in the case of delivery by hand or mail, when delivered;

22.1.2 in the case of fax, 12 (twelve) hours after the time of dispatch, provided that, where (in the case of delivery by hand or by fax) such delivery or transmission occurs after 18h00 on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 09h00 on the next following Business Day.

22.2 The Parties choose for the purposes of this Agreement the following addresses:

22.2.1         the IDC:               19 Fredman Drive
                                      Sandton
                                      Johannesburg
                                      Attn: The Chief Legal Advisor
                                      Fax No: 011 269 3116

22.2.2         KBH:                   ERPM
                                      Main Office
                                      Cnr Main Reef and Pretoria Road
                                      Boksburg
                                      Attn: The Chief Executive Officer
                                      Fax No: 011 9172542

22.2.3         CCGR:                  45 Empire Road
                                      Parktown
                                      Johannesburg
                                      South Africa
                                      Attn: The Company Secretary
                                      Fax No: 011 4821022

22.2.4         the Company:           45 Empire Road
                                      Parktown
                                      Johannesburg
                                      South Africa
                                      Attn: The Company Secretary
                                      Fax No: 482 1022

22.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the fax was sent after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

23.   ARBITRATION

23.1 Any dispute arising out of this Agreement or the interpretation thereof, both while in force and after its termination, shall be submitted to and determined by arbitration. Any Party shall demand arbitration by notice in writing to the other Parties. Such arbitration shall be held in Johannesburg unless otherwise agreed to in writing and shall be held in a summary manner with a view to it being completed as soon as possible.

23.2 There shall be 1 (one) arbitrator who shall be, where the question and issue is:

23.2.1 primarily an accounting matter, an independent chartered accountant of 10 (ten) years standing;

23.2.2         primarily a legal matter, a practising Senior Counsel; or

23.2.3         primarily a technical matter, a suitably qualified person.

23.3 The appointment of the arbitrator shall be agreed upon between the Parties in writing but, failing agreement between them within a period of 14 (fourteen) days after the arbitration has been demanded in terms of clause 23.1, any Party shall be entitled to request the President for the time being of the Law Society of the Northern Provinces to make the appointment who, in making his appointment, shall have regard to the nature of the dispute.

23.4 The arbitrator shall have the powers conferred upon an arbitrator under the Arbitration Act, 1965 (as amended), but shall not be obliged to follow the procedures prescribed in that Act and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute, and in particular he shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

23.5 The decision of the arbitrator shall be final and binding on the Parties and may be made an order of any court of competent jurisdiction. The Parties hereby submit themselves to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa, or any successor thereto, should any Party wish to make the arbitrator's decision an order of that Court.

24.   GENERAL

24.1     COMMUNICATIONS BETWEEN THE PARTIES

24.1.1 All notices and demands given by or on behalf of any Party to the other shall be in English or accompanied by a certified translation into English.

24.1.2 The Parties shall procure that all notices, demands and other oral or written communications given or made by or on behalf of the Company to the Shareholders or the Directors in their capacity as such shall also be in English or accompanied by a certified translation into English. All meetings of the Board and any committees of the Board shall be conducted in English.

24.2     REMEDIES

         No remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

24.3     SEVERANCE

         If any provision of this Agreement, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.

24.4     SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

         Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.

24.5     COSTS

         Each Party shall bear its own costs incurred by it to its attorneys and other professional advisors for the preparation and signing of this Agreement and the Schedules.

24.6     ASSIGNMENT

         None of the Parties may assign this Agreement or any of its rights and obligations under it except, in the case of a Party which is a Shareholder, to a transferee of that Shareholder's Shares, when the transfer is permitted in terms of this Agreement or the Articles, who has complied with clause 16.4.

24.7     NO PARTNERSHIP

         Nothing in this Agreement shall be deemed to constitute a partnership between the Parties (or any of them) or constitute any Party the agent of any other Party for any purpose.

24.8     FURTHER ASSURANCE

         Each Party shall co-operate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

24.9     COUNTERPARTS

         This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

24.10    SUCCESSORS BOUND

         This Agreement shall be binding on and shall inure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the Parties.

24.11    GOOD FAITH

         Each of the Parties undertakes with each of the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

SIGNED at Sandton on 14 June 2002.

                                            For:  THE INDUSTRIAL DEVELOPMENT
                                                  CORPORATION OF SOUTH AFRICA
                                                  LIMITED

                                            /s/ Nam Tshivhase
                                            ------------------------------------
                                            Signatory: Nam Tshivhase
                                            Capacity: General Counsel
                                            Authority: Resolution

                                            and

                                            /s/ M. Netshitangani
                                            ------------------------------------
                                            Signatory: M. Netshitangani
                                            Capacity: Head of department
                                            Authority: Resolution


SIGNED at Sandton on 12 June 2002.

                                            For:  KHUMO BATHONG HOLDINGS
                                                  (PROPRIETARY) LIMITED

                                            /s/ M.P. Ncholo
                                            ------------------------------------
                                            Signatory: M.P. Ncholo
                                            Capacity: CEO
                                            Authority: Resolution

SIGNED at Johannesburg on 12 June 2002.

                                            For:  CROWN GOLD RECOVERIES
                                                  (PROPRIETARY) LIMITED

                                            /s/ Mark Wellesley-Wood
                                            ------------------------------------
                                            Signatory: Mark Wellesley-Wood
                                            Capacity: Director
                                            Authority: Resolution

SIGNED at Johannesburg on 12 June 2002.

                                            For:  CROWN CONSOLIDATED GOLD
                                                  RECOVERIES LIMITED

                                            /s/ Mark Wellesley-Wood
                                            ------------------------------------
                                            Signatory: Mark Wellesley-Wood
                                            Capacity: Director
                                            Authority: Resolution

SIGNED at Johannesburg on 12 June 2002.

                                            For:  DURBAN ROODEPOORT DEEP,
                                                  LIMITED

                                            /s/ Mark Wellesley-Wood
                                            ------------------------------------
                                            Signatory: Mark Wellesley-Wood
                                            Capacity: Director
                                            Authority: Resolution

                                                                      SCHEDULE 1


                                DEFINITION OF IRR

                   CALCULATION OF THE INTERNAL RATE OF RETURN

The real internal rate of return ("IRR") referred to in the Agreement to which this Schedule is annexed shall, for the purposes of the Agreement, be calculated -

1.   on the total of the IDC's Investment;

2. after taking into account any amounts received by the IDC by virtue of its holding any shares in the share capital of the Company, including, but not limited to, any dividend received on such shares as well as any interest received on the IDC Loan;

3. on the basis that any amounts received by the IDC or paid by the IDC, excluding payment of the purchase price paid by IDC in acquiring any class of shares in the share capital of the Company, will be recognised as a receipt or payment on the last day of the month during which such receipt or payment took place, and that the return will be compounded on a monthly basis;

4. on the basis that any amounts received in terms of paragraph 2 above, where applicable, be adjusted to be after tax cash flow by reference to the relevant tax rate applicable at the time,

by adjusting the nominal return to a real return by reference to core overall Consumer Price Index ("CPI") as defined below as published by Statistics South Africa or its successor.

For these purposes the CPI means the annual change in the Core Consumer Price Index of the RSA as published by Statistics South Africa or its successor, which for the purposes hereof is defined as - "Headline CPI excluding : 1) interest rates on Mortgage Bonds, overdrafts and personal loans 2) changes in VAT 3) Assessment rates and 4) Fresh and frozen meat, fish, vegetables and fresh fruit and nuts" provided that -

- if the basis of computation of that CPI is at any time changed so as to result in comparisons of that index for period before and after the introduction of that change not truly reflecting the core rate of inflation required to be used herein, in the whole of South Africa, or if that index as previously adjusted in terms of this paragraph is further changes so as to have that result, that index shall be adjusted or further adjusted in such manner as will be determined by an independent firm of auditors appointed by the Registrar in order to ensure as far as possible consistency and a true reflection of the core rate of inflation in the whole of South Africa in the application of the CPI in respect of periods both before and after introduction of that change; and

- if publication of that CPI ceases at any time, a substitute index shall be applied to reflect that rate of inflation over periods commencing prior to and ending after the date upon which such publication ceases, which substitute index shall be an index which reflects the core rate of inflation South Africa and which will have been published prior to the cessation of the publication of the index referred to in this paragraph and shall be determined by the auditors referred to above who shall have the right to use or adapt any then published index of that rate of inflation for that purpose.

The IRR shall be calculated by the Company's auditors who shall act at the expense of the Company and as experts and not as arbitrators and their decision shall be final and binding on all the Shareholders and the Company, save in the case of manifest arithmetic error or fraud.

                                                                      SCHEDULE 2


                             BASIS OF INTEREST COVER

CCGR is to hold the remaining 40 (forty) Shares in the Company, and the remaining shareholders' loan of R76 042 446.40 (seventy six million forty two thousand and four hundred and forty six Rand and forty cents). This shareholders' loan will be unsecured, will bear interest at 125% (one hundred and twenty five per cent) of the Prime Rate and will be repayable over 84 (eighty four) months subject to maintenance of an interest cover in the Company of 2.5 (two point five) times.

The 2.5 (two point five) times interest cover will, however, be waived for as long as:

- the 60 (sixty) day moving average gold price (determined by the London PM US$ fix and the Reuters closing R/US$ rate) is below R100 000/kg (one hundred thousand Rand per kilogram) for the Financial Years 2001/02 and 2002/03, whereafter the amount of R100 000/kg (one hundred thousand Rand per kilogram) referred to in this paragraph shall be increased by 7% (seven per cent) per annum commencing on 1 July 2003, and

- the previous quarter cash operating costs of the Company (namely, the total costs associated with production, including corporate costs and ongoing rehabilitation costs, but excluding capital expenditure and depreciation as reflected in the quarterly results of the Company) are less than R67 500/kg (sixty seven thousand and five hundred Rand per kilogram) for the 2001/02 Financial Year, whereafter the amount of R67 500/kg (sixty seven thousand and five hundred Rand per kilogram) referred to above shall be increased at the end of every 3 (three) month period commencing on 1 July 2002 in accordance with the following formula, which is based on the pro-rata change in the overall producer price index per quarter (as published by Statistics South Africa) ("PPI"):

                    CALCULATION OF CHANGE IN PPI PER QUARTER


                      Pro-rata per quarter change in PPI =

 pa % change (Month 1)/12 + pa % change (Month 2)/12 + pa % change (Month 3)/12


For as long as all conditions for waiving of the 2.5 (two point five) times interest cover ratio on the CCGR shareholders' loan apply, interest payments on all shareholders' loans in the Company for that period are to be subject to maintenance of a 1.0 (one point zero) times interest cover ratio in the Company.

                                                                      SCHEDULE 3

                             PROPOSED BUSINESS PLAN

CROWN GOLD RECOVERIES (PTY) LTD
LIFE OF MINE

                                              2002/2003
-----------------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS RECLAIMED                    000's               5355         120        2471         3634       11580
HEAD GRADE                        g/t                0.571           3       0.641        0.556       0.611
RESIDUE                           g/t                 0.20        1.00        0.21         0.26        0.24
RECOVERY GRADE                    g/t                 0.37        2.00        0.43         0.30        0.38
RECOVERY                          %                   64.3       66.67       66.99         53.8       61.54
GOLD DISPATCHED                   Kgs                 1966         240        1061         1087        4354

GOLD REVENUE                      R/Ton              37.65       205.1       44.04        30.68       38.56
W/COSTS                           R/Ton              25.94      128.86       35.58        26.82       29.34
W/PROFIT                          R/Ton              11.76       76.54        8.51         3.89        9.27
W/COSTS incl CAPEX                R/Ton              27.42      128.86       39.09        33.01       32.72

GOLD REVENUE                      R/Kg              102562      102550      102562       102561      102561
W/COSTS                           R/Kg               70659       64429       82863        89665       78034
W/PROFIT                          R/Kg               32025       38271       19811        13006       24645
W/COSTS incl CAPEX                R/Kg               74689       64429       91043       110361       87014

Gold Revenue                                        201636       24612      108818       111484      446550
Silver Revenue                                         240          36         120          120         516
Total Working Costs                                 138915       15463       87918        97466      339762
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           62961        9185       21020        14138      107304
Total Capex                                           7923           0        8679        22496       39098
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              55038        9185       12341        -8358       68206
--------------------------------------------- ------------ ----------- ----------- ------------ -----------

                                              2003/2004
-----------------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS RECLAIMED                    000's               5355         120        2555         4017       12047
HEAD GRADE                        g/t                0.594           3       0.622        0.539       0.576
RESIDUE                           g/t                 0.22        1.05        0.20         0.29        0.22
RECOVERY GRADE                    g/t                 0.37        1.95        0.42         0.25        0.36
RECOVERY                          %                  62.25          65       67.45        46.65       61.91
GOLD DISPATCHED                   Kgs                 1980         234        1072         1010        4296

GOLD REVENUE                      R/Ton              41.71         220       47.33        28.37       40.23
W/COSTS                           R/Ton              28.53       143.7       39.12         27.1       31.45
W/PROFIT                          R/Ton              13.23        76.6        8.26          1.3        8.83
W/COSTS incl CAPEX                R/Ton              30.26       143.7       40.67         27.1       32.54

GOLD REVENUE                      R/Kg              112816      112821      112816       112818      112818
W/COSTS                           R/Kg               77160       73692       93237       107782       88182
W/PROFIT                          R/Kg               35778       39282       19691         5154       24755
W/COSTS incl CAPEX                R/Kg               81846       73692       96922       107782       91261

Gold Revenue                                        223376       26400      120939       113946      484661
Silver Revenue                                         240          36         120          120         516
Total Working Costs                                 152776       17244       99950       108860      378830
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           70840        9192       21109         5206      106347
Total Capex                                           9279           0        3950            0       13229
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              61561        9192       17159         5206       93118
--------------------------------------------- ------------ ----------- ----------- ------------ -----------

                                              2004/2005
-----------------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS RECLAIMED                    000's               5355         120        2555         4020       12050
HEAD GRADE                        g/t                0.631           3       0.622        0.572       0.603
RESIDUE                           g/t                 0.26        1.05        0.20         0.26        0.23
RECOVERY GRADE                    g/t                 0.37        1.95        0.42         0.31        0.38
RECOVERY                          %                  58.69          65        67.2         54.8       62.55
GOLD DISPATCHED                   Kgs                 1983         234        1068         1260        4545

GOLD REVENUE                      R/Ton              45.95      241.99       51.87         38.9       46.81
W/COSTS                           R/Ton              30.96      155.91       42.45         29.4       34.12
W/PROFIT                          R/Ton              14.99       86.08        9.42          9.5       12.69
W/COSTS incl CAPEX                R/Ton              31.61      155.91       43.98         29.4       34.73

GOLD REVENUE                      R/Kg              124098      124098      124098       124098      124098
W/COSTS                           R/Kg               83606       79953      101554        93800       90462
W/PROFIT                          R/Kg               40492       44145       22544        30298       33636
W/COSTS incl CAPEX                R/Kg               85371       79953      105206        93800       92090

Gold Revenue                                        246086       29039      132537       156363      564025
Silver Revenue
Total Working Costs                                 165791       18709      108460       118188      411148
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           80295       10330       24077        38175      152877
Total Capex                                           3500           0        3900                     7400
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              76795       10330       20177        38175      145477
--------------------------------------------- ------------ ----------- ----------- ------------ -----------

CROWN GOLD RECOVERIES (PTY) LTD
LIFE OF MINE

                                              2005/2006
                                              -------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS PROCESSED                    000's               5355         120        2460         4020       11955
HEAD GRADE                        g/t                0.608           3       0.624        0.514       0.574
RESIDUE                           g/t                 0.24        1.05        0.21         0.28        0.23
RECOVERY GRADE                    g/t                 0.36        1.95        0.41         0.23        0.35
RECOVERY                          %                  59.95          65       65.86        45.54        60.3
GOLD DISPATCHED                   Kgs                 1952         234        1011          941        4138

REVENUE                           R/Ton              49.76      266.18        56.1        31.95       47.25
W/COSTS                           R/Ton              33.59      169.16       46.06         31.9       36.95
W/PROFIT                          R/Ton              16.17       97.02       10.04         0.05        10.3
W/COSTS incl CAPEX                R/Ton              34.24      169.16       46.67         31.9       37.37

REVENUE                           R/Kg              136499      136499      136499       136499      136499
W/COSTS                           R/Kg               92149       86748      112075       136278      106747
W/PROFIT                          R/Kg               44350       49752       24423          221       29752
W/COSTS incl CAPEX                R/Kg               93942       86748      113559       136278      107955

Gold Revenue                                        266446       31941      138000       128446      564833
Silver Revenue
Total Working Costs                                 179874       20299      113308       128238      441719
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           86572       11642       24692          208      123114
Total Capex                                           3500           0        1500                     5000
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              83072       11642       23192          208      118114
--------------------------------------------- ------------ ----------- ----------- ------------ -----------

                                              2006/2007
                                              -------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS PROCESSED                    000's               5355         334        2460         4020       12169
HEAD GRADE                        g/t                0.574       0.665       0.702        0.514       0.564
RESIDUE                           g/t                 0.23        0.27        0.26         0.28        0.23
RECOVERY GRADE                    g/t                 0.35        0.40        0.45         0.23        0.33
RECOVERY                          %                  60.38       59.43       63.47        45.54       58.65
GOLD DISPATCHED                   Kgs                 1856         132        1096          941        4025

REVENUE                           R/Ton              52.03       59.33       66.88        35.14       49.65
W/COSTS                           R/Ton              36.45           0       49.98        34.61       37.58
W/PROFIT                          R/Ton              15.58       59.33        16.9         0.53       12.07
W/COSTS incl CAPEX                R/Ton               37.1           0       50.59        34.61       37.99

REVENUE                           R/Kg              150112      150112      150112       150112      150112
W/COSTS                           R/Kg              105167           0      112182       147855      113608
W/PROFIT                          R/Kg               44945      150114       37931         2256       36504
W/COSTS incl CAPEX                R/Kg              107053           0      113550       147855      114850

Gold Revenue                                        278608       19815      164523       141255      604201
Silver Revenue                                           0           0           0            0           0
Total Working Costs                                 195190           0      122951       139132      457273
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           83418       19815       41572         2123      146928
Total Capex                                           3500           0        1500            0        5000
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              79918       19815       40072         2123      141928
--------------------------------------------- ------------ ----------- ----------- ------------ -----------

                                              2007/2008
                                              -------------------------------------------------------------
                                                                                                Total
                                              Crown        R/Leases    City Deep   Knights      Crown
                                              ------------ ----------- ----------- ------------ -----------
TONS PROCESSED                    000's               4253           0        2460         2260        8973
HEAD GRADE                        g/t                0.446           0       0.702        0.437       0.514
RESIDUE                           g/t                 0.18        0.00        0.26         0.23        0.21
RECOVERY GRADE                    g/t                 0.27        0.00        0.45         0.21        0.30
RECOVERY                          %                  60.57           0       63.47        47.08       58.76
GOLD DISPATCHED                   Kgs                 1149           0        1096          465        2710

REVENUE                           R/Ton              44.61           0       73.57        33.97       49.87
W/COSTS                           R/Ton              39.55           0       54.23        37.55       43.07
W/PROFIT                          R/Ton               5.06           0       19.34        -3.58         6.8
W/COSTS incl CAPEX                R/Ton              40.37           0       54.84        37.55       43.63

REVENUE                           R/Kg              165123           0      165123       165123      165123
W/COSTS                           R/Kg              146393           0      121721       182501      142611
W/PROFIT                          R/Kg               18729           0       43402       -17378       22512
W/COSTS incl CAPEX                R/Kg              149440           0      123089       182501      144456

Gold Revenue                                        189726           0      180975        76782      447483
Silver Revenue                                           0           0           0            0           0
Total Working Costs                                 168206           0      133406        84863      386475
                                              ------------ ----------- ----------- ------------ -----------
Gold Working Profit/(Loss)                           21520           0       47569        -8081       61008
Total Capex                                           3500           0        1500            0        5000
                                              ------------ ----------- ----------- ------------ -----------
Cash profit after capex                              18020           0       46069        -8081       56008
--------------------------------------------- ------------ ----------- ----------- ------------ -----------